Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
March 7, 2014	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Declares Quarterly Dividend

NEW YORK — The Board of Directors of Verizon Communications Inc. (NYSE, Nasdaq: VZ) today declared a quarterly dividend of 53 cents per outstanding share, unchanged from the previous quarter. The dividend is payable on May 1, 2014, to Verizon Communications shareowners of record at the close of business on April 10, 2014.

Verizon has approximately 4.1 billion shares of common stock outstanding. The company made $5.9 billion in cash dividend payments in 2013.

Also today, Verizon’s Board authorized the corporation to repurchase up to 100 million shares of its common stock. Under the previous program, which terminated on Feb. 28, 2014, Verizon purchased 3.5 million shares. The new program – which is for the same number of shares and the same three-year duration as the recently expired authorization – will terminate when the aggregate number of shares reaches 100 million or at the close of business on Feb. 28, 2017, whichever is sooner.

Verizon News Release, page 2

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with nearly 103 million retail connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries. A Dow 30 company with more than $120 billion in 2013 revenues, Verizon employs a diverse workforce of 176,800. For more information, visit www.verizon.com.

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